CINCINNATI FINANCIAL CORPORATION

P.O. BOX 145496

CINCINNATI, OH 45250-5496

513-870-2696

NONQUALIFIED STOCK OPTION AGREEMENT

PART I – AWARD INFORMATION

Participant Name:	Plan:

Grant Date:	Expiration Date:

Grant Amount:	Vesting Schedule:

Grant Type:

Exercise Price Per Share:

CINCINNATI FINANCIAL CORPORATION (the "Company") hereby grants to the associate identified above (the "Participant") a Nonqualified Stock Option (the "Award") under the Company's 2012 Stock Compensation Plan (the "Plan") with respect to the number of Shares of the Company's Common Stock (the "Shares") specified under Part I – Award Information ("Award Information") above, all in accordance with and subject to the provisions set forth in Part II - Terms and Conditions.

THIS AWARD IS SUBJECT TO FORFEITURE AS PROVIDED IN THIS NONQUALIFIED STOCK OPTION AGREEMENT AND THE PLAN.

By accepting this Award, the Participant acknowledges the receipt of a copy of this Nonqualified Stock Option Agreement (including Part II – Terms and Conditions) and a copy of the Prospectus and agrees to be bound by all the terms and provisions contained in them and in the Plan.

IN WITNESS WHEREOF, this Nonqualified Stock Option Agreement has been duly executed as of the Grant Date specified above.

CINCINNATI FINANCIAL CORPORATION
By:

/S/ Steven J. Johnston, FCAS, MAAA, CFA, CERA
President and Chief Executive Officer

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PART II – TERMS AND CONDITIONS

1.       Nonqualified Stock Option. The Company hereby grants to the Participant the right and option to purchase the Shares when and as the Award vests (becomes exercisable) for an exercise price per Share payable by the Participant as specified in the Award Information of this Nonqualified Stock Option Agreement. This Award is not qualified under or subject to Section 422 of the Internal Revenue Code.

2.       Exercise of Award. The participant may exercise this Award, to the extent it has vested, by giving written notice to the Company that specifies the number of whole Shares to be purchased (which may not be less than 25, or the remaining option shares outstanding if less than 25), accompanied by payment in full of the applicable exercise price. The payment shall be either in the form of (i) cash, or (ii) through transfer to the Company of free and clear Shares, which the Participant has held for at least six months prior to the option exercise date and which have an aggregate fair market value on the exercise date equal to the aggregate exercise price, or (iii) a combination of cash and such pre-owned Shares. The exercise of this Award shall only be effective if the notice to exercise and payment of the exercise price is actually received by the Company while the Award is exercisable as specified in this Agreement. Upon receipt of such written notice and payment, Shares in the amount exercised by the Participant will be issued to the Participant and will be evidenced by a stock certificate or by a book entry account maintained by the Company’s Shareholder Services for the common stock. If for any reason (such as termination of employment before the Company receives notice and payment in full of the exercise price for reasons other than death, disability or normal retirement) the Award exercise does not become effective, the Company shall refund the amount remitted with the exercise notice in payment for the Shares. This Award shall expire (cease to be exercisable) as of the close of business on the Expiration Date specified in Part I, which may not be later than the tenth anniversary of the Grant Date specified in Part I (the “Expiration Time”).

3.       Vesting. Subject to Sections 4 and 5 below, the Award shall vest (become exercisable) in installments on the vesting dates set forth in the Award Information (each, a “Vesting Date”), provided that the Participant remains employed by the Company (or a subsidiary of the Company) during the entire period ending on and including the relevant Vesting Date (each a “Restriction Period”) commencing on the Grant Date set forth in the Award Information and ending on the applicable Vesting Date.

4.       Participant Death, Disability or Retirement During Restriction Period. In the event of the termination of the Participant’s employment with the Company (and with all subsidiaries of the Company) prior to a Vesting Date due to death, or disability, or upon the Participant reaching eligibility for normal retirement, the Award shall become fully vested on the date of death, disability, or normal retirement. In the case of vesting due to normal retirement or disability, the Award shall remain exercisable until the earlier of (i) the Expiration Time or (ii) five years after the date of normal retirement or termination of employment due to disability. In the case of the Participant’s death at any time before or after termination due to normal retirement or disability, the Award shall remain exercisable until the earlier of six months after the date of death or the Expiration Time.

5.       Other Termination of Employment During Restriction Period. If the Participant’s employment with the Company (and with all subsidiaries of the Company) is terminated for any reason other than death, disability or normal retirement, the remaining options granted in the Award, whether vested or unvested, shall be forfeited.

6.       Shareholder Rights. The Participant shall not have the right to vote any Shares or to receive any cash dividends payable with respect to any Shares, or otherwise have any rights as a shareholder with respect to any Shares, unless and until the Shares have actually been issued to the Participant hereunder upon the exercise of the Award as provided in this Agreement.

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7.       Transfer Restrictions. This Award is not transferable and may not be assigned, hypothecated or otherwise pledged, except by designating a beneficiary or by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and shall be forfeited.

8.       Death of Participant. If the Award shall vest upon the death of the Participant, the Award shall be registered in the name of (and shall be exercisable by) the estate of the Participant, except that, if the Participant has designated a beneficiary, the Shares shall be registered in the name of the designated beneficiary.

9.       Withholding Taxes. The Company is authorized to satisfy the actual minimum statutory withholding taxes arising from the exercise of this Option, by deducting the number of Shares having an aggregate value equal to the amount of withholding taxes due from the total number of Shares that would otherwise be issuable upon exercise of the Option. Shares deducted in satisfaction of actual minimum withholding tax requirements shall be valued at the fair market value of the Shares on the dates as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Participant under applicable tax laws.

10.       Other Terms and Provisions. The terms and provisions of the Plan (a copy of which will be furnished to the Participant upon written request) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. For purposes of this Agreement, (a) the term “Disability” means permanent and total disability as determined under procedures established by the Company from time to time, and (b) the term “Normal Retirement” means (i) retirement from active employment with at least 35 years of continuous service with the Company or its subsidiaries, or (ii) otherwise under a retirement plan of or employment contract with the Company or any subsidiary on or after the date specified as the normal retirement age in the pension plan or employment contract, if any, under which the Participant is at that time accruing retirement benefits for his or her current service (or, in the absence of a specified normal retirement age in the plan or contract, the age at which retirement benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which either the meaning of “Normal Retirement” is uncertain under the definition contained in the prior sentence or a termination of employment at or after age 65 would not otherwise constitute “Normal Retirement,” a termination of the Participant’s employment shall be treated as a “Normal Retirement” under such circumstances as the Committee, in its sole discretion, deems equivalent to retirement. In any case in which the existence of a “Disability” is uncertain under the applicable definition and procedures hereunder, a final and binding determination shall be made by the Committee in its sole discretion.

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